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                                                                    Exhibit 99.4

                     LEASE INVESTMENT FLIGHT TRUST ("LIFT")
                          C/O WILMINGTON TRUST COMPANY
                            1100 NORTH MARKET STREET
                               RODNEY SQUARE NORTH
                           WILMINGTON, DELAWARE 19890



                           ADJUSTED BASE VALUE OPINION
                                39 AIRCRAFT FLEET

                            AISI FILE NO.: A1S007BVO

                               DATE: 27 APRIL 2001
                         VALUES AS OF: 31 DECEMBER 2000

       HEADQUARTERS, 26072 MERIT CIRCLE, SUITE 123, LAGUNA HILLS, CA 92653
          TEL: 949-582-8888 FAX: 949-582-8887 E-MAIL: AISINEWS@AOL.COM


27 April 2001

Lease Investment Flight Trust ("LIFT")
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890

Subject: Adjusted Base Value Appraisal for Fleet of 39 Aircraft as of 31 December 2000
              Lease Investment Flight Trust ("LIFT") Portfolio
              AISI File number: A1S007BVO

Ref:      (a) Data--Previous AISI Reports A0S053BVO and A0S083BVO
          (b) Email messages 30/31 August 2000
          (c) Technical Details / Maintenance Status Data Package 30 August 2000
          (d) Technical Details / Maintenance Status Data Package 12 March 2001
          (e) Technical Details / Maintenance Status Data Package 26 April 2001


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Ladies and Gentlemen:

         Aircraft Information Services, Inc. (AISI) has been requested to offer our opinion of the adjusted base value appraisal as of 31 December 2000 of the Lease Investment Flight Trust ("LIFT") portfolio of 39 Aircraft as identified and defined in Table I and reference (a), (b), (c), (d) and (e) above (the "Aircraft').

1.  METHODOLOGY AND DEFINITIONS

         The standard terms of reference for commercial aircraft value are "base value' and "current market value' of an "average' aircraft. Base value is a theoretical value that assumes a balanced market while current market value is the value in the real market; both assume a hypothetical average aircraft condition. All other values are derived from these values. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 01 January 1994. AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Appraiser.

         AISI defines a "base value' as that of a transaction between an equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, with supply and demand of the sale item roughly in balance and with no event which would cause a short term change in the market. Base values are typically given for aircraft in "new' condition, "average half-life' condition, or "adjusted' for an aircraft in a specifically described condition at a specific time.

         An "average' aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. AISI assumes average condition unless otherwise specified in this report.

         "Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval.

         An "adjusted' appraisal reflects an adjustment from half life condition for the actual condition, utilization, life remaining or time remaining of an airframe, engine or component. Our opinion of the adjusted base values of the Aircraft are derived from information and specifications supplied by the client in the above referenced (a), (b) and (c) data. No physical inspection of the Aircraft or their essential records was made by AISI for the purposes of this report.

         It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

         AISI defines a "current market value', which is synonymous with the older term "fair market value' as that value which reflects the real market conditions including short term events, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

         AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft.


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         If more than one aircraft is contained in this report than it should be noted that the values given are not directly additive, that is, the total of the given values is not the value of the fleet but rather the sum of the values of the individual aircraft if sold individually over time so as not to exceed demand.

2.  VALUATION

         Adjustments from half life have been applied based on the current maintenance status of the Aircraft as indicated in the Aircraft Technical Details / Maintenance Status sheets supplied to AISI by the client in reference
(a), (b), (c), (d) and (e) above and in accordance with standard AISI methods. Adjustments are calculated only where there is sufficient information to do so, or where reasonable assumptions can be made.

         With regard to airframe and gear maintenance, if no time between check/overhaul (TBO) or time since check/overhaul (TSO) information was provided, and if the total hours/cycles of the airframe do not exceed the TBO limits then the total hours/cycles of the airframe were assumed to be the TSO. This was typical of newer aircraft. If no information was provided and if the TSO could not be calculated, then half life was assumed.

         With regard to the engines, on aircraft where all engines total cycles equal the total cycles of the airframe, the engine's life limit CSOs and overhaul CSOs are assumed to be the same as the total cycles of the airframe. This is typical of newer aircraft. Where this assumption can not be made, the engines are considered to be in half life condition.

         All hours and cycle information provided for airframe, C Check, D Check, engines and gear have been projected from the Aircraft Technical Details / Maintenance Status sheet dates to 31 December 2000 based on a daily utilization factor calculated for each aircraft.

         It is our considered opinion that the 31 December 2000 adjusted base values of the Aircraft are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.


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                                     TABLE I

                                                                                                            ADJUSTED
                                                                                                           BASE VALUE
                                                                                                           31 DEC 2000
NO                  TYPE                 MSN            DOM             ENGINE             MTOW            US DOLLARS
--                  ----                 ---            ---             ------             ----            ----------
  1                B767-300ER            29618          May-00        CF6-80C2B7F          412,000      $     94,160,000
  2                B767-300ER            30108          Nov-99        CF6-80C2B7F          412,000      $     89,540,000
  3                B767-300ER            30112          Sep-99        CF6-80C2B6F          412,000      $     89,170,000
  4                 B737-300             28672          Jan-98         CFM56-3C1           139,500      $     33,740,000
  5                 B737-300             28569          Feb-98         CFM56-3C1           139,500      $     33,830,000
  6                 B737-300             28673          Feb-98         CFM56-3C1           139,500      $     33,700,000
  7                 B737-300             23384          Aug-87         CFM56-3B2           138,500      $     19,030,000
  8                 B737-400             24469          Jul-89         CFM56-3C1           142,500      $     22,900,000
  9                   MD82               49513          Apr-90         JT8D-217A           149,500      $     18,690,000
10                    MD82               49515          Oct-90         JT8D-217A           149,500      $     18,760,000
11                    MD82               49511          Mar-90         JT8D-217A           149,500      $     18,580,000
12                  A320-200              1093          Oct-99         CFM56-5B4           169,750      $     43,250,000
13                  A320-200              1108          Nov-99         CFM56-5B4           169,750      $     43,290,000
14                  B737-300             23376          Nov-86         CFM56-3B2           138,500      $     18,790,000
15                  B737-300             29338          Jul-99         CFM56-3C1           139,500      $     36,250,000
16                  B737-400             24512          Sep-89         CFM56-3C1           150,000      $     22,900,000
17                  B737-300             28602          Sep-99         CFM56-3C1           139,500      $     36,550,000
18                  B737-300             28606          Oct-99         CFM56-3C1           139,500      $     36,650,000
19                  A320-200               879          Dec-98         CFM56-5B4           169,750      $     40,600,000
20                    MD82               49419          Aug-87         JT8D-217A           149,500      $     15,830,000
21                    MD11F              48523          Jun-92          PW4460             630,490      $     73,040,000
22                  B737-700             28609          Nov-99        CFM56-7B24           154,500      $     38,690,000
23                  B747-400             28427          Mar-98          PW4056             870,490      $    139,630,000
24                    MD82               53147          Aug-93         JT8D-217C           149,500      $     22,150,000
25                  B737-800             28591          Apr-99        CFM56-7B26           174,200      $     45,890,000
26                  B737-800             28628          Jun-00        CFM56-7B26           174,200      $     49,470,000
27                  B737-500             28565          Nov-97         CFM56-3C1           133,500      $     27,270,000
28                  B737-800             28592          May-99        CFM56-7B26           174,200      $     45,500,000
29                  B737-300             28570          Mar-98         CFM56-3C1           139,500      $     34,170,000
30                    MD82               49501          Oct-87         JT8D-217A           149,500      $     16,820,000
31                    MD82               49509          Aug-89         JT8D-217A           149,500      $     18,420,000
32                    MD82               49519          Dec-90         JT8D-217A           149,500      $     19,400,000
33                    MD83               49578          Mar-88         JT8D-219            160,000      $     18,150,000
34                    MD82               49507          Nov-87         JT8D-217A           149,500      $     15,910,000
35                 B767-300ER            26208          Sep-94          PW4060             407,990      $     68,040,000
36                  B737-300             28671          Nov-97         CFM56-3C1           139,500      $     31,540,000
37                  B737-700             28584          Dec-98        CFM56-7B24           154,500      $     36,050,000
38                  A320-200              1152          Feb-00         CFM56-5B4           169,750      $     45,860,000
39                 B767-300ER            30110          Dec-99        CF6-80C2B7F          411,990      $     85,340,000
                                                                                                        ----------------
                        TOTALS...................................................................       $  1,597,550,000
                                                                                                        ================


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         Unless otherwise agreed by Aircraft Information Services, Inc. (AISI)
in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft or equipment. AISI has no past, present, or anticipated future interest in the subject aircraft or equipment. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any parties action or failure to act as a result of reliance or alleged reliance on this report.

                                          Sincerely,

                                          AIRCRAFT INFORMATION SERVICES, INC.


                                          John D. McNicol
                                          Vice President
                                          Appraisals & Forecasts


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